EXHIBIT 3.1

Second Amended and Restated Articles of Incorporation of Supertel Hospitality, Inc.

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

SUPERTEL HOSPITALITY, INC.

The undersigned corporation pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following Articles of Amendment and sets forth:

1.	The name of the corporation (which is hereinafter referred to as the “Corporation”) is Supertel Hospitality, Inc.

2.	The amendment to the Corporation’s Second Amended and Restated Articles of Incorporation is as follows:

The first sentence in Article III of said Second Amended and Restated Articles of Incorporation is deleted in its entirety and replaced by the following:

“The total number of shares of stock that the Corporation has authority to issue is 100 million shares of Common Stock, $0.01 par value per share, and 40 million shares of Preferred Stock, $.01 par value per share.”

3.	The Articles of Amendment were unanimously adopted by the Corporation’s Board of Directors on March 16, 2007.

4.	The Articles of Amendment were proposed by the Corporation’s Board of Directors and submitted to the shareholders in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and

(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Articles of Amendment were:

Designation	No. of Outstanding Shares	No. of Votes
Common Stock, $.01 par value per share	19,917,157	19,917,157

(b)	The total number of undisputed votes cast for the Articles of Amendment separately by each voting group was:

Voting Group	Total No. of Undisputed Votes Cast FOR the Articles of Amendment
Common Stock, $.01 par value per share	11,127,834

(c)	The number of votes cast for the Articles of Amendment by each voting group was sufficient for approval by that voting group.

Dated: June 11, 2007	Supertel Hospitality, Inc.

	By:	/s/ Paul J. Schulte
	Name:	Paul J. Schulte
	Title:	President and Chief Executive Officer

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

HUMPHREY HOSPITALITY TRUST, INC.

The undersigned corporation pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following Articles of Amendment and sets forth:

1.	The name of the corporation (which is hereinafter referred to as the “Corporation”) is Humphrey Hospitality Trust, Inc.

2.	The amendment to the Corporation’s Second Amended and Restated Articles of Incorporation is as follows:

Article I of said Second Amended and Restated Articles of Incorporation is deleted in its entirety and replaced by the following:

“I.

The name of the Corporation (which is hereinafter called the “Corporation”) is Supertel Hospitality, Inc.”

3.	The Articles of Amendment were unanimously adopted by the Corporation’s Board of Directors on March 4, 2005.

4.	The Articles of Amendment were proposed by the Corporation’s Board of Directors and submitted to the shareholders in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and

(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Articles of Amendment were:

Designation	No. of Outstanding Shares	No. of Votes
Common Stock, $.01 par value per share	12,059,849	12,059,849

Designation	No. of Outstanding Shares	No. of Votes
Common Stock, $.01 par value per share

(b)	The total number of undisputed votes cast for the Articles of Amendment separately by each voting group was:

Voting Group	Total No. of Undisputed Votes Cast FOR the Articles of Amendment
Common Stock, $.01 par value per share	11,126,043

(c)	The number of votes cast for the Articles of Amendment by each voting group was sufficient for approval by that voting group.

Dated: May 26, 2005	Humphrey Hospitality Trust, Inc.

	By:	/s/ Paul J. Schulte
	Name:	Paul J. Schulte
	Title:	President and Chief Executive Officer

SECOND

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HUMPHREY HOSPITALITY TRUST, INC.

(A Stock Corporation)

I.

The name of the corporation (which is hereinafter called the “Corporation”) is Humphrey Hospitality Trust, Inc.

II.

The purpose for which this Corporation is formed is to transact any and all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

III.

The total number of shares of stock that the Corporation has authority to issue is 25 million (25,000,000) shares of Common Stock, $.01 par value per share, and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share.

No holder of shares of capital stock of the Corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.

IV.

The address of the Corporation’s initial registered office is Riverfront Plaza, East Tower, 951 E. Byrd Street, which is in the City of Richmond. The name and address of the initial Registered Agent is Thurston R. Moore, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, which is in the City of Richmond.

V.

A. The Corporation shall have a Board of Directors consisting of not less than three (3) nor more than nine (9) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of a majority of the shareholders. A director need not be a shareholder. At the annual meeting of shareholders, the shareholders shall elect directors to serve a one-year term and until their successors are duly elected and qualified.

B. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director’s term of office), a majority of the Board of Directors shall be comprised of persons who are “Independent Directors.” Independent Directors are persons who are not officers or employees of the Corporation or “Affiliates” of (i) any advisor to the Corporation under an advisory agreement, (ii) any lessee of any property of the Corporation, (iii) any subsidiary of the Corporation or (iv) any partnership which is an Affiliate of the Corporation.

C. For purposes of the foregoing subsection, “Affiliate” of a person shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding directors and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term “person” means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

D. Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the provisions of this Article V shall not be amended, altered, changed or repealed without the approval of a majority of the members of the Board of Directors or the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting separately as a class.

VI.

Except as expressly otherwise required by these Articles of Incorporation, (i) an amendment to or restatement of these Articles of Incorporation for which the Virginia Stock Corporation Act requires shareholder approval, (ii) the approval of a plan of merger or share exchange for which the Virginia Stock Corporation Act requires shareholder approval, (iii) the approval of a sale of all, or substantially all of the Corporation’s property, other than in the usual and regular course of business or (iv) the approval of the dissolution of the Corporation shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting any such matter to the shareholders the Board of Directors shall require a greater vote.

VII.

A. In this Article:

“Applicant” means the Person seeking indemnification pursuant to this Article.

“Expenses” includes counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

B. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such Person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

C. The Corporation shall indemnify (i) any Person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding, unless he engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. A Person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

D. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such indemnified Person in connection with such actions and determinations or proceedings of any kind arising therefrom.

E. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article.

F. Any indemnification under Section C of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section C.

The determination shall be made:

1. By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

2. If a quorum cannot be obtained under subsection 1 of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

3. By special legal counsel:

a. Selected by the Board of Directors or its committee in the manner prescribed in subsection 1 or 2 of this Section; or

b. If a quorum of the Board of Directors cannot be obtained under subsection 1 of this Section and a committee cannot be designated under subsection 2 of this Section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

4. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection 3 of this Section F to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant.

If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

G. 1. The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section F if the applicant furnishes the Corporation:

a. a written statement of his good faith belief that he has met the standard of conduct described in Section C; and

b. a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

2. The undertaking required by paragraph (b) of subsection 1 of this Section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

3. Authorizations of payments under this Section shall be made by the Persons specified in Section F.

H. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any Person not specified in Section B or C of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such Person were specified as one to whom indemnification is granted in Section C. The provisions of Sections D through G of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section H.

I. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

J. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such Person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

K. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

VIII.

The Corporation shall seek to elect and maintain status as a REIT under the Code. It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation’s election to be taxed as a REIT without the affirmative vote of two-thirds (2/3) of the number of shares of Common Stock entitled to vote on such matter at a special meeting of the shareholders.

IX.

A. Restrictions on Transfer.

1. Definitions. The following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section (B)(1) of Article VIII hereof.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Constructive Ownership” shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have correlative meanings.

“Equity Stock” shall mean Preferred Stock and Common Stock of the Corporation. The term “Equity Stock” shall include all shares of Preferred Stock and Common Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Section (B) of Article VIII hereof.

“Humphrey Partnership Agreement” shall mean the agreement of limited partnership establishing Humphrey Hospitality Limited Partnership, a Virginia limited partnership, as amended and restated from time to time.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors.

“Trading Day” shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit,

including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

“Ownership Limit” shall mean, with respect to the Common Stock, 9.9% of the number of outstanding shares of Common Stock and, with respect to any class or series of Preferred Stock, 9.9% of the number of outstanding shares of such class or series of Preferred Stock.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section (B)(5) of Article VIII hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 12(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section (A)(3) of Article VIII hereof, would own record title to shares of Equity Stock.

“Redemption Rights” shall mean the rights granted under the Humphrey Partnership Agreement to the limited partners to redeem, under certain circumstances, their limited partnership interests for shares of Common Stock (or cash at the option of the Corporation).

“Restriction Termination Date” shall mean the first day after which (i) the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT and (ii) there is an affirmative vote of two-thirds of the number of shares of Common Stock entitled to vote on such matter at a special meeting of the shareholders of the Corporation.

“Shares-in-Trust” shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section (A)(3) of Article VIII hereof.

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall not have the correlative meaning.

“Trust” shall mean any separate trust created pursuant to Section (A)(3) of Article VIII hereof and administered in accordance with the terms of Section (B) of Article VIII hereof, for the exclusive benefit of any Beneficiary.

“Trustee” shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

2. Restriction on Transfers.

a. Except as provided in Section (A)(7) of Article VIII hereof, prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

b. Except as provided in Section (A)(7) of Article VIII hereof, prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

c. Prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

d. Prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

3. Transfer to Trust.

a. If, notwithstanding the other provisions contained in this Section (A) of Article VIII, at any time prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, then, (i) except as otherwise provided in Section (A)(7) of Article VIII hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, (ii) such number of shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section (B) of Article VIII hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section (B) of Article VIII, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

b. If, notwithstanding the other provisions contained in this Section (A) of Article VIII, at any time prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section (B) of Article VIII hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section (B) of Article VIII, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a

Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

4. Remedies For Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section (A)(2) of Article VIII hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section (A)(2) of Article VIII hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

5. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section (A)(2) of Article VIII hereof, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section (A)(3) of Article VIII hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

6. Owners Required To Provide Information. Prior to the Restriction Termination Date:

a. Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of all classes of capital stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

b. Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

7. Exception. The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Section (A)(2) of Article VIII hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section (A)(2)(B), Section (A)(2)(C), and/or Section (A)(2)(D) of Article VIII hereof will not be violated, may exempt a Person from the Ownership Limit provided that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of shares of Equity Stock will violate the Ownership Limit and (ii) such Person agrees in writing that any violation or attempted violation will result in such transfer to the Trust of shares of Equity Stock pursuant to Section (A)(3) of Article VIII hereof.

B. Shares-in-Trust.

1. Trust. Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to Section (A)(3) of Article VIII hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after discovery of the existence thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section (A)(3) of Article VIII hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section (B)(5) of Article VIII hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

2. Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section (A)(3) of Article VIII hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

3. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section (B)(3) of Article VIII in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

4. Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section (A)(3) of Article VIII hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

5. Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section (A)(3) of Article VIII hereof. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section (B)(5) of Article VIII, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to Section (B)(6) of Article VIII hereof.

6. Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section (B)(5) of Article VIII hereof or following the acceptance of the offer to purchase such shares in accordance with Section (B)(7) of Article VIII hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section (B)(5) of Article VIII hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section (B)(6) shall be distributed to the Beneficiary in accordance with the provisions of Section (B)(5) of Article VIII hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section (B), by such Trustee or the Corporation.

7. Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section (A)(5) of Article VIII hereof.

C. Remedies Not Limited. Nothing contained in this Article VIII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

D. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VIII, including any definition contained in

Section (A)(1) of Article VIII hereof, the Board of Directors shall have the power to determine the application of the provisions of this Article VIII with respect to any situation based on the facts known to it.

E. Legend. Each certificate for shares of Equity Stock shall bear the following legend:

“The shares of [Common or Preferred] Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (i) Beneficially Own or Constructively Own shares of Common Stock in excess of 9.9% of the number of outstanding shares of Common Stock, (ii) Beneficially Own or Constructively Own shares of any class or series of Preferred Stock in excess of 9.9% of the number of outstanding shares of such class or series of Preferred Stock, (iii) beneficially own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own shares of Equity Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code, or (v) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation’s

Amended and Restated Articles of Incorporation, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests.”

F. Severability. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Dated: October 26, 1999

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

SUPERTEL HOSPITALITY, INC.

DESIGNATING THE

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned corporation pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following Articles of Amendment and sets forth:

1.	The name of the corporation (which is hereinafter referred to as the “Corporation”) is Supertel Hospitality, Inc.

2.	The amendment adds Article X (attached hereto) to the Corporation’s Second Amended and Restated Articles of Incorporation and thereby creates a series of Preferred Stock (the “Series A Convertible Preferred Stock”), states the designation and number of shares in the series and fixes the preferences, limitations and relative rights thereof.

3.	Pursuant to a written consent in lieu of a special meeting, the Board of Directors of the Corporation duly adopted the amendment to the Corporation’s Second Amended and Restated Articles of Incorporation on December 20, 2005. Shareholder approval is not required.

Dated: December 20, 2005	Supertel Hospitality, Inc.

	By:	/s/ PAUL J.SCHULTE
	Name:	Paul J. Schulte
	Title:	President and Chief Executive Officer

X.

A.	Terms of the Series A Convertible Preferred Stock.

1.	Designation and Number. A series of Preferred Stock, designated the “Series A Convertible Preferred Stock”, is hereby established. The number of authorized shares of Series A Convertible Preferred Stock shall be 2,500,000.

2.	Maturity. The Series A Convertible Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3.	Rank. The Series A Convertible Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) prior or senior to the Common Stock issued by the Corporation; (b) prior or senior to all classes or series of Preferred Stock issued by the Corporation, the terms of which specifically provide that such shares rank junior to the Series A Convertible Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (c) on a parity with all classes or series of shares of Preferred Stock issued by the Corporation, the terms of which specifically provide that such shares rank on a parity with the Series A Convertible Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation (the “Parity Shares”) and (d) junior to all existing and future indebtedness of the Corporation.

4.	Dividends.

(a) Holders of Series A Convertible Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors of the Corporation, or a duly authorized committee thereof, and declared by the Corporation out of funds of the Corporation legally available for payment, preferential cumulative cash dividends at the rate of 8% per annum of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $.80 per share). Such dividends shall be cumulative from the date of original issue and shall be payable in arrears on the last day of each month (or, if not a Business Day (as defined below), the next succeeding Business Day, each a “Dividend Payment Date”) for the period ending on such Dividend Payment Date, commencing on the date of issue. “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The first dividend will be paid on January 31, 2006 with respect to the period beginning on the date of issue and ending on January 31, 2006. Any dividend payable on the Series A Convertible Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the share records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the Dividend Payment Date occurs or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on Series A Convertible Preferred Stock shall be authorized by the Board of Directors of the Corporation or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Convertible Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Accrued but unpaid dividends on the Series A Convertible Preferred Stock will accumulate and earn additional dividends at 8%, compounded monthly. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other class or series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Convertible Preferred Stock (other than a dividend payable in capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Convertible Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Convertible Preferred Stock and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Series A Convertible Preferred Stock, all dividends declared upon the Series A Convertible Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to dividends with the Series A Convertible Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Convertible Preferred Stock and such other class or series of Preferred Stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Convertible Preferred Stock and such other class or series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Convertible Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than a dividend payable in capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series A Convertible Preferred Stock as to dividends or upon liquidation, nor shall the Common Stock, or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series A Convertible Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for any other class or series of capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”)). Holders of Series A Convertible Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Convertible Preferred Stock as provided above. Any dividend payment made on the Series A Convertible Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(e) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Convertible Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Convertible Preferred Stock for the year bears to the Total Dividends. The Corporation may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series A Convertible Preferred Stock would include in income their appropriate share of the Corporation’s undistributed long-term capital gains, as designated by the Corporation.

5.	Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series A Convertible Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $10.00 per share (the “Liquidation Preference”) in cash or property at its fair market value as determined by the Board of Directors of the Corporation, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of the Corporation’s Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series A Convertible Preferred Stock as to liquidation rights. The Corporation will promptly provide to the holders of the Series A Convertible Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of the Series A Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, the sale, lease or conveyance of all or substantially all of the property or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, unless a liquidation, dissolution or winding up of the Corporation is effected in connection with, or as a step in a series of transactions by which, a consolidation or merger of the Corporation is effected.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise is permitted under Virginia law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock of the Corporation whose preferential rights upon distribution are superior to those receiving the distribution.

(b) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Convertible Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Convertible Preferred Stock and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series A Convertible Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full.

(c) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series A Convertible Preferred Stock and any Parity Shares, the holders of Common Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Convertible Preferred Stock and any Parity Shares shall not be entitled to share therein.

6.	Redemption.

(a) The Series A Convertible Preferred Stock is not redeemable prior to January 1, 2009 subject, however, to the provisions of Article IX hereof. In the event a Conversion Cancellation Notice (as defined below) is issued by the Corporation, on and after January 1, 2009, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Convertible Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the Liquidation Preference per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (the “Redemption Date”), without interest. Otherwise, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Convertible Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to (i) 108% of the Liquidation Preference per share on or after January 1, 2009, (ii) 104% of the Liquidation Preference per share on or after January 1, 2010 and (iii) the Liquidation Preference per share on or after January 1, 2011, plus, in each case, all accrued and unpaid dividends thereon to the Redemption Date, without interest. No Series A Convertible Preferred Stock may be redeemed except with assets legally available for the payment of the redemption price.

Holders of Series A Convertible Preferred Stock to be redeemed shall surrender such Series A Convertible Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any of the Series A Convertible Preferred Stock has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Corporation in trust for the pro rata benefit of the holders of any Series A Convertible Preferred Stock so called for redemption, then from and after the Redemption Date dividends will cease to accrue on such Series A Convertible Preferred Stock, such Series A Convertible Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Convertible Preferred Stock is to be redeemed, the Series A Convertible Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b) Unless full cumulative dividends on all Series A Convertible Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Convertible Preferred Stock shall be redeemed unless all outstanding Series A Convertible Preferred Stock is simultaneously redeemed and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Series A Convertible Preferred Stock (except by exchange for any other class or series of capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of any Series A Convertible Preferred Stock in accordance with Article IX hereof, or the purchase or acquisition of Series A Convertible Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Convertible Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase any Series A Convertible Preferred Stock in open-market transactions duly authorized by the Board of Directors of the Corporation and effected in compliance with applicable laws.

(c) Notice of redemption of the Series A Convertible Preferred Stock shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice shall be mailed by the Corporation by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series A Convertible Preferred Stock to be redeemed at such holder’s address as the same appears on the share records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Convertible Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of shares of Series A Convertible Preferred Stock to be redeemed; and (iv) the place or places where the Series A Convertible Preferred Stock is to be surrendered for payment of the redemption price.

(d) Immediately prior to any redemption of Series A Convertible Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Convertible Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(e) The Series A Convertible Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under Article IX hereof.

(f) Subject to applicable law and the limitation on purchases when dividends on the Series A Convertible Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any Series A Convertible Preferred Stock in the open market, by tender or by private agreement.

(g) All Series A Convertible Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock in accordance with the applicable provisions of these Articles of Incorporation.

7.	Voting Rights.

(a) Holders of the Series A Convertible Preferred Stock will not have any voting rights, except as set forth below.

(b) Whenever dividends on any Series A Convertible Preferred Stock shall be in arrears for six consecutive months or nine months, whether or not consecutive, in any twelve month period (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors of the Corporation shall increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)). The holders of such Series A Convertible Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock ranking on a parity with the Series A Convertible Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 20% of the Series A Convertible Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting at which a Preferred Stock Director is to be elected until up to twelve months after all dividends accumulated on such Series A Convertible Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Corporation are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as equal as possible. Within twelve months after all accumulated dividends and the dividend for the then current dividend period on the Series A Convertible Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on the Series A Convertible Preferred Stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate within twelve months thereafter and the number of directors then constituting the Board of Directors of the Corporation shall decrease accordingly. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Convertible Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Convertible Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c) So long as any shares of Series A Convertible Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of Series A Convertible Preferred Stock entitled to cast a majority of the votes entitled to be cast by the holders of the Series A Convertible Preferred Stock, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

(i) amend, alter or repeal the provisions of these Articles of Incorporation, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Convertible Preferred Stock or the holders thereof; or

(ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking senior to the Series A Convertible Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of capital stock into any such shares;

provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A Convertible Preferred Stock (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or other entity in any merger or consolidation to which the Corporation became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Convertible Preferred Stock; and provided, further, that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, (ii) any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to the Series A Convertible Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or (iii) any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of Series A Convertible Preferred Stock receive cash in the amount of the Liquidation Preference in exchange for each of their shares of Series A Convertible Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(d) With respect to the exercise of the above described voting rights, each share of Series A Convertible Preferred Stock shall have one vote per share, except that when any other class or series of capital stock shall have the right to vote with the Series A Convertible Preferred Stock as a single class, then the Series A Convertible Preferred Stock and such other class or series of capital stock shall each have one vote per $10.00 of liquidation preference.

(e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Convertible Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(f) Except as expressly stated in this Article X, the Series A Convertible Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A Convertible Preferred Stock.

8.	Conversion.

(a) Subject to and upon compliance with the provisions of this subsection 8, a holder of Series A Convertible Preferred Stock shall have the right, at the holder’s option, at any time to convert such shares, in whole or in part, into the number of authorized but previously unissued shares of Common Stock obtained by dividing the aggregate Liquidation Preference of such shares by $5.66, the conversion price per share of Common Stock at which the Series A Convertible Preferred Stock is convertible into shares of Common Stock, as such price may be adjusted pursuant to paragraph (d) of this subsection 8 (the “Conversion Price”) (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this subsection 8) by delivering such shares to be converted, such delivery to be made in the manner provided in paragraph (b) of this subsection 8; provided, however, that the right to convert shares called for redemption pursuant to subsection 6 of this Section A shall terminate at the close of business on the Business Day prior to the Redemption Date, unless the Corporation shall default in making payment of any amounts payable upon such redemption under subsection 6 of this Section A.

The conversion rights of the holders of the Series A Convertible Preferred Stock are subject to cancellation by the Corporation on or after December 31, 2008 if, for at least 20 Trading Days (as defined below) within any period of 30 consecutive Trading Days, the Current Market Price (as defined below) of the Common Stock of the Corporation exceeds the Conversion Price by more than 30% (a “Conversion Cancellation Event”). Following the occurrence of a Conversion Cancellation Event, the Corporation may, at its option, provide notice to the respective holders of record of the Series A Convertible Preferred Stock at their respective addresses as they appear on the share transfer records of the Corporation, via first class mail, specifying a date upon which each such holder’s conversion rights will be deemed cancelled (a “Conversion Cancellation Notice”). The cancellation date specified in the Conversion Cancellation Notice will be more than 30 days, but less than 60 days, after the Conversion Cancellation Notice is mailed. The right to convert Series A Convertible Preferred Stock for which any Conversion Cancellation Notice has been issued will terminate at the close of business on the Business Day prior to the cancellation date specified in the Conversion Cancellation Notice. “Trading Day” shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on the Nasdaq National Market, in the applicable securities market in which the securities are traded. “Current Market Price” of the Common Stock of the Corporation for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Corporation or the Board of Directors of the Corporation or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Corporation or the Board of Directors of the Corporation, which determination shall be final, conclusive and binding.

(b) In order to exercise the conversion right, the holder of the Series A Convertible Preferred Stock to be converted shall deliver the certificate evidencing such shares, duly endorsed or assigned to the Corporation or in blank, to the office of the transfer agent of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert such shares of Series A Convertible Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Convertible Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized agent and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

Holders of Series A Convertible Preferred Stock exercising their conversion rights will not be entitled to, nor will the Conversion Price be adjusted for, any accumulated and unpaid dividends, whether or not in arrears, or for dividends on the Common Stock issued upon conversion. Holders of Series A Convertible Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. However, Series A Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and ending with the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A Convertible Preferred Stock on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series A Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Convertible Preferred Stock for conversion.

As promptly as practicable after the surrender of certificates for Series A Convertible Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this subsection 8, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this subsection 8. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Convertible Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares as described above) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date, unless the share transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the opening of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificates for Series A Convertible Preferred Stock have been surrendered and such notice received by the Corporation.

(c) No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series A Convertible Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered.

(d) The Conversion Price shall be adjusted from time to time as follows:

(i) If the Corporation shall (A) make a payment of dividends or distributions to holders of any class or series of capital stock of the Corporation in Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price shall be adjusted so that the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (d)(i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) of this subsection 8) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

(ii) If the Corporation shall issue rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date fixed for such issuance) to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the Fair Market Value (as defined below) per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (II) the number of shares of Common Stock that could be purchased at the Current Market Price on the date fixed for such determination with the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of additional shares of Common Stock offered, for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the opening of business on the day next following the record date for any such rights, options or warrants issued (except as provided in paragraph (h) of this subsection 8). In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than the Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer of the Corporation or the Board of Directors of the Corporation whose decision shall be final, conclusive and binding. Any adjustment(s) made pursuant to this paragraph (d)(ii) shall become effective immediately after the opening of business on the Business Day next following such record date. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur. “Fair Market Value” shall mean the number obtained, for the 30 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to any issuance or distribution requiring such computation, by dividing (a) the sum of the products for all sales of Common Stock during such 30 Trading Day period of (i) the sales prices per share of Common Stock as reported on the consolidated transaction reporting system contemplated by Rule 11Aa3-1 of the Securities Exchange Act of 1934, as amended, times (ii) the number of shares of Common Stock sold at such prices by (b) the total number of shares of Common Stock sold during such 30 Trading Day period. The term “ex date”, when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price. Appropriate adjustments shall be made during any 30 Trading Day period in the event of any subdivision or combination of shares of Common Stock, whether by stock split, stock dividend, recapitalization, reverse stock split or otherwise, which occurs during such 30 Trading Day period .

(iii) If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (including securities, but excluding cash distributions paid out of the total equity applicable to Common Stock, less the amount of stated capital attributable to Common Stock, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in paragraph (d)(ii) of this subsection 8 to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under paragraph (d)(ii) of this subsection 8) (any of the foregoing being hereinafter in this paragraph (d)(iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph less the then Fair Market Value of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph.

Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (h) of this subsection 8) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this paragraph (d)(iii), the distribution of a Security which is distributed not only to the holders of the Common Stock on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a person converting a share of Series A Convertible Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this paragraph (d)(iii); provided that on the date, if any, on which a person converting a share of Series A Convertible Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this paragraph (d)(iii) (and such day shall be deemed to be “the date fixed for the determination of the shareholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences). Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

(iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (d)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subsection 8 (other than this paragraph (d)(iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this subsection 8, the Corporation shall not be required to make any adjustment to the Conversion Price (A) upon the issuance of any Common Stock or options or rights to purchase Common Stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program of the Corporation or any of its subsidiaries; (B) upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on shares of capital stock or indebtedness of the Corporation and the investment of additional optional amounts in Common Stock under any plan; (C) upon a change in the par value of the Common Stock of the Corporation; or (D) for accumulated and unpaid dividends on shares of capital stock of the Corporation. All calculations under this subsection 8 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with ..05 of a share being rounded upward), as the case may be.

(e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Stock, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (d)(i) of this subsection 8 applies (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series A Convertible Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such Transaction by a holder of that number of shares of Common Stock or fraction thereof into which one share of Series A Convertible Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of such stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a “Non-Electing Share”) (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Convertible Preferred Stock, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this paragraph (e) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series A Convertible Preferred Stock. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

(f) If:

(i) the Corporation shall declare a distribution on the Common Stock other than in cash out of the total equity applicable to Common Stock, less the amount of stated capital attributable to Common Stock, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution; or

(ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

(iii) there shall be any reclassifications of the Common Stock (other than an event to which paragraph (d)(i) of this subsection 8 applied) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation as an entity and for which approval of any shareholder of the Corporation is required; or

(iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent of the Corporation and shall cause to be mailed to the holders of the Series A Convertible Preferred Stock at their addresses as shown on the share records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date as of which the holders of Common Stock of record to be entitled to such distribution or grant of rights or warrants are to be determined, provided, however, that no such notification need be made in respect of a record date for a distribution or grant of rights unless the corresponding adjustment in the Conversion Price would be an increase or decrease of at least 1%, or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in subsection 8 of this Section A.

(g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent of the Corporation an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price, setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Convertible Preferred Stock at such holder’s last address as shown on the share records of the Corporation.

(h) In any case in which paragraph (d) of subsection 8 of this Section A provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (I) issuing to the holder of any Series A Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (II) fractionalizing any Series A Convertible Preferred Stock and/or paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this subsection 8.

(i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this subsection 8. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this subsection 8, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j) If the Corporation shall take any action affecting the Common Stock, other than an action described in this subsection 8, that in the opinion of the Board of Directors of the Corporation would materially and adversely affect the conversion rights of the holders of the Series A Convertible Preferred Stock, the Conversion Price for the Series A Convertible Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors of the Corporation, in its sole discretion, may determine to be equitable under the circumstances.

(k) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Convertible Preferred Stock not theretofore converted. For purposes of this paragraph (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series A Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

The Corporation covenants that any Common Stock issued upon conversion of the Series A Convertible Preferred Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Common Stock at such adjusted Conversion Price.

The Corporation shall use its reasonable best efforts to list the Common Stock required to be delivered upon conversion of the Series A Convertible Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

(l) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series A Convertible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series A Convertible Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

In addition to the foregoing adjustments, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

9.	Articles of Incorporation and Bylaws. The rights of all holders of the Series A Convertible Preferred Stock and the terms of the Series A Convertible Preferred Stock are subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation, including, without limitation, the restrictions on transfer and ownership contained in Article IX of these Articles of Incorporation.

B.	Exclusion of Other Rights.

Except as may otherwise be required by law, the Series A Convertible Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in Article X of these Articles of Incorporation (as such article may be amended from time to time) and in the other articles of these Articles of Incorporation. The Series A Convertible Preferred Stock shall have no preemptive or subscription rights.

C.	Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

D.	Severability of Provisions.

If any voting powers, preferences or relative, participating, optional and other special rights of the Series A Convertible Preferred Stock or qualifications, limitations or restrictions thereof set forth in Article X of these Articles of Incorporation (as such article may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in Article X of these Articles of Incorporation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A Convertible Preferred Stock or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series A Convertible Preferred Stock or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series A Convertible Preferred Stock or qualifications, limitations or restrictions thereof unless so expressed herein.